Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to incorporate by reference in this Registration Statement on Amendment No. 1 to Form S-1 of our report dated March 12, 2010 relating to the financial statements and the effectiveness of internal control over financial reporting of Asia Carbon Industries, Inc. and subsidiaries (the Company), which appears in the Company’s 2009 Form 10-K, which is also incorporated by reference in this registration statement.   We also consent to the reference to us under the headings “Experts” in such Registration Statement.

/s/ Goldman Kurland and Mohidin LLP
Goldman Kurland and Mohidin LLP
Encino, California
July 1, 2010